Exhibit 10.31

FORM OF EMPLOYMENT CONTINUATION AGREEMENT

SILICON GRAPHICS, INC.

1600 Amphitheatre Parkway

Mountain View, California 94043-1351

[Date]

Silicon Graphics, Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043-1351

Dear ____________:

The Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of officers of the Company, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company and in consideration of your agreements set forth herein (including, but not limited to, those set forth in Section 2(g)), the Company agrees that you shall receive the benefits set forth in this agreement (“Agreement”) under the circumstances described below. This Agreement shall supersede any prior agreement that you may have had with the Company regarding any severance or change in control benefits.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until your employment with the Company is terminated unless sooner terminated by written agreement of the Company and you.

2. Definitions. As used in this Agreement:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Change in Control” of the Company means any of the following occurrences:

(i) Any person(s) acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any subsidiary, or any “permitted holder” as defined below) shall “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 35% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

(ii) Either (A) “incumbent directors”, as defined below, shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, an “incumbent director” shall mean any member of the Board as of the effective date of this Agreement, and any successor of a incumbent director whose election, or nomination for election by the Company’s shareholders was approved by at least a majority of the current directors then on the Board), or (B) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected;

(iii) Consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or (B) pursuant to which all shares of Common Stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation;

(iv) Consummation of a plan of complete liquidation of the Company; or

(v) The consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

For purposes of this Agreement, the Board may by resolution, clarify the date as of which a Change in Control shall be deemed to have occurred.

(c) “Current Compensation” shall mean your monthly base salary, as in effect immediately prior to the Change in Control.

(d) “Disability” shall mean a physical or mental illness or injury which, as determined by the Company, continuously prevents you from performing your duties with the Company for a period of six months prior to termination.

(e) “Good Reason” shall mean grounds for termination by you of your employment by the Company based upon prior constructive termination by the Company as provided in Section 6 hereof.

(f) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(g) “Potential Change in Control of the Company” shall be deemed to have occurred if (i) the Company enters into an agreement or letter of intent, the consummation of which would result in the occurrence of a Change in Control of the Company; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan for the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company’s then outstanding securities increases his beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such person on the date hereof (with beneficial ownership determined under Rule 13d-3 of the Exchange Act); or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential Change in Control occurs) until the earliest of (x) a date which is six months following the occurrence of such Potential Change in Control of the Company, (y) the termination by you of your employment by reason of Disability, as defined in Section 2(d) or (z) the occurrence of a Change in Control of the Company.

(h) “Termination Payment” shall mean the severance pay to which you are entitled upon termination of your employment within twenty-four (24) months after a Change in Control as provided in Section 4(a).

3. Benefits Upon a Change in Control.

(a) Subject to Section 7 below, in the event of a Change in Control, you shall be entitled to the following benefits:

(i) Any non-statutory stock options and incentive stock options granted to you by the Company that are outstanding immediately prior to the effective date of the Change in Control and that are not assumed, converted or replaced by the surviving or continuing entity in connection with the Change in Control shall (A) become fully vested and exercisable immediately prior to the Change in Control (contingent upon the effectiveness of the Change in Control) and (B) terminate if not exercised at or prior to the effective time of the Change in Control.

(ii) Any restricted stock unit awards granted to you by the Company that are outstanding immediately prior to the effective date of the Change in Control and that are not assumed, converted or replaced by the surviving or continuing entity in connection with the Change in Control shall become fully vested immediately prior to the Change in Control (contingent upon the effectiveness of the Change in Control).

(iii) With respect to any restricted stock granted to you by the Company, if the reacquisition or repurchase rights held by the Company with respect to such restricted stock is not assigned to the surviving or continuing entity in connection with the Change in Control, such restricted stock shall be released from the Company’s reacquisition or repurchase rights immediately prior to the Change in Control (contingent upon the effectiveness of the Change in Control).

4. Benefits Upon a Termination Following a Change in Control.

(a) Subject to Section 7 below, if your employment with the Company is terminated within twenty-four (24) months after a Change in Control, other than as set forth in Section 4(c), you shall be entitled to the following benefits:

(i) A Termination Payment, payable in cash, in an amount equal to the sum of the following:

(A) [12/24] months of your Current Compensation at the rate in effect immediately prior to such Change in Control; and

(B) a prorated amount of your annual bonus at target under the Company’s corporate annual executive incentive plan or a similar incentive plan in which all senior executives participate (the “Target Bonus”) for the calendar year in which such termination occurs (which shall be equal to (A) the number of full months that you were employed by the Company during such calendar year prior to such termination divided by twelve (12), multiplied by (B) the amount of such Target Bonus).

(ii) Any non-statutory stock options and incentive stock options granted to you by the Company that are outstanding as of the date of your termination shall (A) become fully vested and exercisable upon your termination and (B) remain exercisable for ninety (90) days following your termination.

(iii) Any restricted stock unit awards granted to you by the Company that are outstanding as of the date of your termination shall become fully vested upon your termination.

(iv) Any restricted stock granted to you by the Company shall be released from the Company’s reacquisition or repurchase rights upon your termination.

(v) If you are enrolled in a health, dental, or vision plan sponsored by the Company and you timely elect to continue coverage under such health, dental, or vision plan at the time of your termination of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay a portion of the applicable premiums for such coverage for [12/24] months following such termination, at the same rate that the Company paid for coverage under such plans for you prior to your termination of employment; provided, however, that no such premium payments shall be made following the date that you become covered under another health, dental, or vision plan, whether through a subsequent employer or otherwise. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s payment of applicable insurance premiums in accordance with the foregoing will be credited as payment by you for purposes of your payments under COBRA. Therefore, the period during which you may elect to continue the Company’s health, dental, or vision plan coverage at your own expense under COBRA, the length of time during which COBRA coverage will be made available to you, and all your other rights and obligations under COBRA (except the Company’s obligation to pay applicable insurance premiums in accordance with the foregoing) will be applied in the same manner that such rules would apply in the absence of this Agreement. Upon the expiration of the period during which the Company pays your insurance premiums in accordance with the foregoing, you will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period. For purposes of the foregoing, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

(b) Any cash payable to you under Section 4(a)(i) shall be payable in a single lump sum between 30 and 60 calendar days after your termination of employment; provided, however, that if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such termination, such payment shall be delayed until six (6) months after the date of such termination.

(c) Anything contained in Section 4(a) above to the contrary notwithstanding, the Company shall have no obligation under this Agreement to pay a Termination Payment, accelerate the vesting and exercisability (if applicable) of options and restricted stock unit awards, release shares from the Company’s reacquisition or repurchase rights or pay applicable insurance premiums under COBRA in the event of (i) your termination of employment prior to a Change in Control or (ii) after a Change in Control, a termination of your employment for “Cause” (as defined in Section 5) or due to death, retirement or resignation other than for “Good Reason” (as defined in Section 6).

(d) In the event that the terms of this Agreement relating to options, restricted stock unit awards or restricted stock conflict with the terms of any option, restricted stock unit award, restricted stock or related agreement between you and the Company, the terms that are more favorable to you will control.

(e) Prior to, and as a condition of receiving any benefits under Section 4 of this Agreement, you will be required to sign, date, return to the Company, and allow to become effective, a general release of all known and unknown claims in the form provided by the Company.

5. Termination for Cause. Termination of your employment with the Company shall be regarded as termination for Cause only upon:

(a) your willful and continued failure to substantially perform your duties with the Company (other than such failure resulting from your incapacity due to physical or mental illness) after there is delivered to you by the Board a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties;

(b) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company;

(c) your committing a felony or an act of fraud against the Company or its affiliates; or

(d) your breaching materially the terms of your employee confidentiality and proprietary information agreement with the Company.

No act, or failure to act, by you shall be considered “willful” if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law.

Anything contained in this Section 5 to the contrary notwithstanding, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of conduct set forth in Section 5(a) or 5(b) and specifying the particulars thereof in detail.

6. Termination for Good Reason. Your employment with the Company may be regarded as having been constructively terminated by the Company, and you may therefore terminate your employment for Good Reason and thereupon become entitled to benefits pursuant to Section 4 above, if, after a Change in Control, one or more of the following events shall occur (unless such event(s) applies to a person solely in his capacity as a member of the Board):

(i) without your express written consent, the assignment to you of any duties or the significant reduction of your duties, either of which is inconsistent with your position with the Company (or the duties and responsibilities of such position) immediately prior to a Change in Control, or your removal from or any failure to re-elect you to any such position;

(ii) without your express written consent, the substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to a Change in Control, unless such reduction applies generally to all officers of the Company and any successor to the Company, or;

(iii) a reduction by the Company in your salary or in any bonus compensation formula applicable to you as in effect immediately prior to a Change in Control, or the failure by the Company (other than a failure that applies generally to all officers of the Company and any successor to the Company) to increase such base salary each year following a Change in Control by an amount which equals at least one-half (1/2), on a percentage basis, of the average annual percentage increase in base salary for all officers of the Company (and any successor of the Company) during the prior two full calendar years;

(iv) a material reduction by the Company in the kind or level of employee benefits to which you were entitled prior to a Change in Control with the result that your overall benefits package is significantly reduced after the Change in Control; or the taking of any action by the Company which would materially and adversely affect your participation in any plan, program or policy generally applicable to executives or employees of the Company or any successor of the Company (including but not limited to paid vacation days), or deprive you in a material and substantial way of any fringe benefits enjoyed by you prior to a Change in Control;

(v) the Company’s requiring you to be based anywhere other than your then present location (except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations) or a location more than 25 miles from your then present location, without your consent;

(vi) any purported termination of your employment by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or

(vii) the failure of the Company to obtain the assumption of this Agreement by any successor as contemplated in Section 10 hereof.

7. Parachute Payments. In the event that any payment or benefit you would receive from the Company pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code or any similar or successor provision and (ii) but for this Section 7, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

8. Disputes. To dispute a termination for Good Reason by you, the Company must give you written notice of such dispute within ten working days after your effective date of termination. To dispute a termination by the Company or any failure to make payments claimed to be due hereunder, you must give written notice of such dispute to the Company within 30 days after receiving a notice of termination, or within 30 days after the date on which a payment claimed by you to be due hereunder was due to be made, as the case may be.

If any such dispute is finally determined in your favor, the Company shall pay all reasonable fees and expenses, including attorneys’ and consultants’ fees, that you incur in good faith in connection therewith.

9. No Mitigation.

(a) You shall not be required to mitigate the amount of any payment provided for in Section 4 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company.

(b) In addition to the Termination Payment payable pursuant to Section 4 hereof, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate in accordance with the terms of such plan.

10. Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 10, “Company” includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Amendment or Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of other provisions or conditions hereof.

13. Sole Agreement. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.

14. Employee’s Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing conforms with our understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Very truly yours,

SILICON GRAPHICS, INC.

By:

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE: